
                                              THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES                      Exhibit 11
                                                   COMPUTATION OF NET OPERATIONS PER SHARE
                                                   (in thousands, except per share data)
                                                               (UNAUDITED)

--------------------------------------------------------------------------------------------------------------------------------
                                                                Thirteen weeks ended                Thirty-nine weeks ended
                                                        ----------------------------------    ----------------------------------
                                                       October 31, 1998    November 1, 1997  October 31, 1998    November 1, 1997
                                                        --------------      --------------    --------------      --------------
(a)  Net earnings (loss)..............................         $(3,921)            $24,120           $23,841             $77,354

     Adjustment for interest on 4% convertible
       subordinated notes, net of income tax effect...              -                  554                -                1,661

     Adjustment for interest on zero coupon convertible
       subordinated notes, net of income tax effect...              -                  978                -                2,898
---------------------------------------------------------------------------------------------------------------------------------
(b)  Adjusted net earnings (loss)                              $(3,921)            $25,652           $23,841             $81,913
---------------------------------------------------------------------------------------------------------------------------------

(c)  Average number of common shares outstanding
       during the period..............................          61,567              61,210            61,527              61,070

     Common shares assumed issued upon conversion of
       4% convertible subordinated notes..............              -                2,104                -                2,104

     Common shares assumed issued upon conversion of
       zero coupon convertible subordinated notes.....              -                3,513                -                3,513

     Common shares assumed issued upon exercise
       of dilutive stock options, net of assumed
       repurchase, at the average market price........              -                  435               220                 590
---------------------------------------------------------------------------------------------------------------------------------
(d)  Average number of common shares assumed
       outstanding during the period..................          61,567              67,262            61,747              67,277
---------------------------------------------------------------------------------------------------------------------------------
     Basic Earnings (Loss) per Share (a/c)............         $  (.06)            $   .39           $   .39             $  1.27
     Diluted Earnings (Loss) per Share (b/d)..........         $  (.06)            $   .38           $   .39             $  1.22
---------------------------------------------------------------------------------------------------------------------------------

